UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 4, 2006

CONSOLIDATED CAPITAL PROPERTIES IV

 (Exact name of Registrant as specified in its charter)

            California

  0-11002

  94-2768742

 (State or other jurisdiction

(Commission

     (I.R.S. Employer

 of incorporation or

File Number)

  Identification Number)

           organization)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Consolidated Capital Properties IV, a California limited partnership (the “Registrant”), owns Lake Forest Apartments (“Lake Forest”), a 312-unit apartment complex located in Omaha, Nebraska and a 100% interest in Apartment Associates, Ltd. (“Associates”), which owns The Apartments (“Apartments”), a 204-unit apartment complex located in Omaha, Nebraska.  On December 4, 2006 (the “Effective Date”), the Registrant and Associates, together with another partnership that owns a 126-unit apartment complex located in Omaha, Nebraska, entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, Northview Realty Group, Inc., a Canadian corporation (the “Purchaser”), to sell Lake Forest, Apartments and the 126-unit apartment complex (together the “Properties” and individually a “Property”) to the Purchaser for a total sales price of $29,100,000, of which $13,500,000 and $8,400,000 represents the portion of the sales price allocated to Lake Forest and Apartments, respectively. Each of the Selling Partnerships is affiliated with AIMCO Properties, L.P., an affiliate of the general partner of the Registrant.

The following is a summary of the terms and conditions of the Purchase Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as an exhibit.

PURCHASE PRICE.  The total purchase price is $29,100,000, of which $13,500,000 and $8,400,000 represents the portion of the sales price allocated to Lake Forest and Apartments, respectively subject to certain prorations and adjustments at the closing.  The Purchaser delivered an initial deposit of $291,500, of which the Registrant and Associates are allocated approximately $135,200 and $84,200, respectively.

FEASIBILITY PERIOD.  The feasibility period is from the Effective Date of the Purchase Agreement to and including January 18, 2007.  Upon termination of the feasibility period, the Purchaser will deliver an additional deposit of $291,500, of which the Registrant and Associates will be allocated approximately $135,200 and $84,200, respectively. If the Purchaser fails to notify the Selling Partnerships in writing of its intent to terminate the contract prior to the end of the feasibility period, the initial deposit and any subsequent deposits will be non-refundable.

CLOSING.  The expected closing date of the transaction is February 28, 2007. The Selling Partnerships have the right to extend the closing until March 30, 2007, by delivering written notice to the Purchaser on or before 5 days prior to closing. If the closing is extended into March 2007, as a result of the Purchaser not funding the purchase price on February 28, 2007, then Purchaser shall be solely responsible to pay all interest for the month of March 2007 on the loans encumbering Lake Forest and Apartments. The closing is also subject to customary closing conditions and deliveries and additionally, to the receipt of any necessary consents of the Registrant’s partners.

COSTS AND FEES.  With respect to both Lake Forest and Apartments, the Purchaser will pay any mortgage assumption costs, the sales, use, gross receipts or similar taxes, recording costs, one-half of the base premium for the title policy and one-half of the customary closing costs of the escrow agent. The Registrant will pay the document or transfer tax, broker’s commission, one-half of the base premium for the title policy and one-half of the customary closing costs of the escrow agent.

REPRESENTATIONS AND WARRANTIES.  The Selling Partnerships and the Purchaser each made limited representations and warranties to the other.

RISK OF LOSS. In the event Lake Forest or Apartments are damaged or destroyed by fire or other casualty prior to closing, the transaction shall occur in accordance with the terms of the Purchase Agreement, subject to certain arrangements related to the application of insurance proceeds and the completion of repairs.

ASSIGNMENT.  With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without first obtaining the prior written approval of the Selling Partnerships.

DEFAULTS AND REMEDIES.  If the Purchaser defaults in its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, then the Purchaser will forfeit all deposits to the Selling Partnerships, and neither the Purchaser nor the Selling Partnerships will be obligated to proceed with the purchase and sale of the Properties.  The Selling Partnerships expressly waive the remedies of specific performance and additional damages for any such defaults by the Purchaser.

If the Selling Partnerships, prior to the closing, default in their representations, warranties, covenants, or obligations then the Purchaser has the option of (i) seeking specific performance of each of the Selling Partnerships’ obligation to deliver the deed for such Selling Partnership’s Property pursuant to the Purchase Agreement or (ii) terminating the Purchase Agreement, receiving a return of its deposits, and recovering, as its sole recoverable damages its documented direct and actual out-of-pocket expenses and costs up to $20,000 per Property.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibit

10.126

Purchase and Sale Contract between Consolidated Capital Properties IV, a California limited partnership, Apartment Associates, Ltd, a Texas limited partnership and the affiliated Selling Partnership, and Northview Realty Group, Inc., a Canadian corporation, dated December 4, 2006.*

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Consolidated Capital Properties IV

(a California limited partnership)

By:

ConCap Equities, Inc.

General Partner

By:

/s/Stephen B. Waters

Stephen B. Waters

Vice President

 Date:  December 8, 2006